Exhibit 23.3

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Xtend AI Robotics, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our reports dated June 16, 2026, with respect to the financial statements of Atlas Aerospace SIA. included in the Prospectus of Xtend AI Robotics, Inc. filed pursuant to Rule 424(b) on August 11, 2026, relating to the Registration Statement on Form S-4/A3 (No. 333-295380) dated August 3, 2026.

/s/Kost Forer Gabbay & Kasierer

A Member of EY Global

Tel Aviv, Israel

September 4, 2026